Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES DISPUTE WITH ENDEAVOUR OVER
CLOSING OF MARCELLUS ASSETS SALE

DENVER, CO December 14, 2011 - SM Energy Company (NYSE: SM) today announces its dispute with Endeavor International Corporation (NYSE: END) over the closing of its previously announced sale of Marcellus Shale assets. Earlier today, Endeavour announced that it had "terminated" purchase and sale agreements (the “Agreements”) between SM Energy, SM Energy's partners and a subsidiary of Endeavour related to oil and gas assets in the Marcellus Shale in Pennsylvania. SM Energy disputes Endeavour's ability to terminate the Agreements and is disappointed with its actions and announcement. The Company and its partners intend to pursue any and all legal remedies arising from Endeavour's actions. Regardless of the outcome of the aforementioned dispute, SM Energy does not expect to make any capital expenditures related to its Marcellus Shale assets in 2012 and is not required to make such expenditures to maintain substantially all of its acreage position.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.